Exhibit 99.1

Scientific Games Announces Proposed Private Offering of
$200 Million of Senior Subordinated Notes

NEW YORK, June 2 /PRNewswire-FirstCall/ — Scientific Games Corporation (Nasdaq: SGMS) today announced that its subsidiary, Scientific Games International, Inc., intends, subject to market and other conditions, to offer $200 million aggregate original principal amount of senior subordinated notes in a private offering to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. It is expected that the notes will pay cash interest through maturity of the notes. The notes are not proposed to be convertible into common stock at any time.

Scientific Games intends to use the net proceeds from the offering, together with the net proceeds of a new $250 million senior secured revolving credit facility and a new $550 million senior secured term loan credit facility, to repay all outstanding borrowings under its existing senior credit facilities and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

    Company Contact:

    Investor Relations

    Scientific Games

    212-754-2233

Forward-Looking Statements

Certain statements in this press release which are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intention to offer the notes and enter into the new senior credit facilities, are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including prevailing market conditions, factors described from time to time in our filings with the SEC, including our most recent Annual Report on Form 10-K, and other factors. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Scientific Games Corporation

CONTACT: Investor Relations of Scientific Games, +1-212-754-2233